Exhibit 99.1

Peraso Announces 1-for-40 Reverse Stock Split

SAN JOSE, Calif., December 19, 2023 – Peraso Inc. (NASDAQ: PRSO) (“Peraso” or the “Company”), a leader in mmWave technology, today announced that it will effect a 1-for-40 reverse stock split of its outstanding common stock. The reverse stock split will become effective at 4:01pm ET on January 2, 2024. The common stock is expected to begin trading on a split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”) under the same symbol “PRSO” when the market opens on January 3, 2024, with the new CUSIP number 71360T200.

The reverse stock split was approved by the Company’s stockholders at the Company’s 2023 Annual Meeting, held on December 15, 2023. The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on Nasdaq.  The reverse stock split will reduce the number of outstanding shares of the Company’s common stock and exchangeable shares from approximately 30.7 million shares pre-reverse split to approximately 767,000 shares post-reverse split. The exchangeable shares can be converted to common stock at any time by their respective holders.

The number of authorized shares of common stock and the par value per share will remain unchanged. As a result of the reverse stock split, every 40 shares of the Company’s pre-reverse split common stock or exchangeable shares will be combined and reclassified into one share of common stock or exchangeable share, as applicable. Proportionate voting rights and other rights of such holders will not be affected by the reverse stock split. Holders of fractional shares will be entitled to receive the number of shares rounded up to the next whole number.

All equity awards outstanding and common stock reserved for issuance under the Company’s equity incentive plans and warrants outstanding immediately prior to the reverse stock split will be appropriately adjusted by dividing the number of affected shares of common stock by 40 and, as applicable, multiplying the exercise price by 40, as a result of the reverse stock split.

The Company’s transfer agent, Equiniti Trust Company, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock for uncertificated shares of common stock. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (SEC) on November 20, 2023, as supplemented on November 22, 2023 and December 12, 2023. The Proxy Statement is available at www.sec.gov or at the Company’s website at www.perasoinc.com. Additional information regarding this reverse stock split can be found in the Company’s Form 8-K to be filed with the SEC on or about December 19, 2023.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, the Company’s expectations regarding anticipated compliance with Nasdaq’s minimum bid price rules. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

●	our ability to continue as a going concern;

●	our ability to raise additional capital to fund our operations;

●	our ability to continue to meet Nasdaq’s listing standards;

●	the process in which we engage to evaluate strategic alternatives;

●	the terms, timing, structure, benefits and costs of any strategic transaction and whether one will be consummated at all;

●	the impact of any strategic transaction on the Company;

●	annual expense savings expected from the Company’s cost reduction initiatives;

●	the timing of customer orders and product shipments;

●	risks related to the lasting effects of the COVID-19 pandemic that may have an adverse impact on the Company’s business and financial results and result in component shortages and increased lead times that may negatively impact the Company’s ability to ship its products;

●	inflationary risks;

●	customer concentrations and length of billing and collection cycles, which may be impacted in the event of a global recession or economic downturn;

●	lengthy sales cycles;

●	our ability to enhance our existing proprietary technologies and develop new technologies;

●	achieving additional design wins for our products through the acceptance and adoption of our technology by potential customers and their suppliers;

●	difficulties and delays in the production, testing and marketing of our products;

●	reliance on our manufacturing partners to assist successfully with the fabrication of our and production of our products;

●	impacts of the end-of-life of our memory products;

●	availability of quantities of our products supplied by our manufacturing partners at a competitive cost;

●	level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;

●	vigor and growth of markets served by our customers and our operations; and

●	other risks identified in the Company’s public filings it makes with the SEC.

Peraso does not intend to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high performance 60 GHz unlicensed and 5G mmWave wireless technology, offering chipsets, antenna modules, software and IP. Peraso supports a variety of applications, including fixed wireless access, immersive video and factory automation. In addition, Peraso’s solutions for data and telecom networks focus on Accelerating Data Intelligence and Multi-Access Edge Computing, providing end-to-end solutions from the edge to the centralized core and into the cloud. For additional information, please visit www.perasoinc.com.

Company Contact:

Jim Sullivan, CFO

Peraso Inc.

P: 408-418-7500

E: jsullivan@perasoinc.com

Investor Relations Contacts:

Shelton Group

Brett L. Perry | Leanne K. Sievers

P: 214-272-0070| 949-224-3874

E: sheltonir@sheltongroup.com

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